Exhibit 11.1

PROCEDURE FOR RESTRICTIONS ON THE USE OF INSIDE INFORMATION

HIGHLIGHTS

•
Purpose of the Procedure: to review the main prohibitions pertaining to the use of Inside Information and outline the rules of conduct for Employees of ICL who may be in possession of Inside Information.

•	The main prohibitions: Prohibited use of Inside Information is either of two principal actions, which are prohibited when the person performing such actions or ICL has Inside Information:

◾
Transactions. It is prohibited to execute Transactions in Securities of ICL, of Israel Corporation or of publicly held subsidiaries of ICL (referred to as "Covered Securities").

It is also prohibited for an Employee to execute Transactions in Securities of other publicly traded companies, if the Employee was exposed to material non-public information concerning such companies as part of his/her work at ICL

◾
Disclosure of Information. It is prohibited to deliver information to another person or an opinion on the Covered Securities to another person who may use such information or opinion for a Transaction or disclose them to another person.

•	“Inside information” is, in brief, material information concerning the ICL Group that if it were known to the public this would have materially changed the price of a Covered Security.

◾	Information may be deemed Inside Information even before there is an obligation to publicly disclose it.

•
Permitted Trading Windows: Transactions in Securities of ICL may only be executed during "Trading Windows" which commence two days following the publication of ICL’s financial statements unless otherwise specifically instructed, and only pending written confirmation as to the opening of the window, and end on the last day of a calendar quarter.

◾	Transactions while the Trading Window is closed are strictly forbidden without specific prior approvals as described in the Procedure.

◾
Even during Trading Windows, directors and members of T15 should apply to ICL's Corporate Secretariat ahead of conducting a Transaction in Covered Securities, to verify that there is no Inside Information in ICL.

•
Specifically prohibited types of Transactions in Covered Securities: The Procedure sets forth several types of Transactions in Covered Securities that Employees are required to categorically abstain from: Pledging Covered Securities, hedging Transactions, speculative Transactions. Key Insiders are also required not to enter into opposing Transactions (sale and then purchase and vice versa) within a 3 month period.

•
Non-Disclosure Undertakings: In order to ensure that third parties who have access to Inside Information of ICL do not disclose such information or trade on the basis of such information, all such third parties are required to execute a non-disclosure and no-trade undertaking.

1.	Scope and Purpose

ICL and the directors and employees of the ICL Group are subject to US and Israeli insider trading laws.  Generally, any person who buys or sells Securities of a traded company while possessing non-public material information violates the securities laws. Furthermore, US and Israeli securities laws also prohibit the disclosure of such information to a person and/or recommend one to purchase or sell securities based on such information, such practice is known as “tipping.” In such cases, all parties involved may be held liable.

Violation of the prohibition on use of Inside Information may expose the person involved and, in certain circumstances, also ICL, to criminal liability (imprisonment or fines), administrative enforcement proceedings and civil liability.

The aim of this Procedure is to ensure fair trade by reviewing the main prohibitions pertaining to the use of inside information and outlining the rules of conduct for Employees of ICL who may be in possession of Inside Information.

This Procedure does not derogate from the provisions of the laws applicable to the use of Inside Information and prevention of fraud or manipulation.

Although this Procedure refers to Transactions in connection with the Securities of ICL, Transactions in connection with the Securities of other companies (such as: Securities of the Controlling Shareholder of ICL or publicly traded subsidiaries of ICL) are also subject to prohibitions on insider-trading.

2.	Responsibilities

2.1.	The General Counsel of ICL and the GCO are responsible for implementing the Procedures set forth in this Procedure at ICL.

2.2.	The relevant Regional General Counsel is responsible for implementing this Procedure in each region.

2.3.	The CEO of ICL is authorized to change the identity or duties of the entities responsible for this Procedure.

3.	Definitions of Key Terms

Set forth below are definitions for certain key terms used in this Procedure. For other key terms used in this Procedure and for the full names of laws and regulations, see Section 9 of Procedure 1.

Covered Securities	Securities of ICL, of Israel Corporation and of publicly held subsidiaries of ICL (if any exist).
Employee	Any of the following – 1. Any person that is employed by ICL 2. Insiders 3. Key Insiders 4. Employees of entities in the ICL Group
Family Member	A spouse, sibling, parent, offspring or offspring of the spouse, or any household member of any of the above.
Insider
Any of the following -
1.          Directors of ICL, the CEO of ICL, Major Shareholders of ICL, or any other person whose status or function in, or relations with, ICL gives him/her access to Inside Information on, or    within six months prior to, the day on which use of the inside information is made.
2.          Family Members of any person mentioned in sections 1 and 2.
3.          Entities Controlled by any person mentioned in sections 1 and 2.
4.          Employees of ICL's headquarters.
5.          Members of T100.

Key Insider
Any of the following -
1.          Directors of ICL, the CEO of ICL, the deputy CEO of ICL, T100 members, controller, internal auditor, and any person carrying out one of the said functions under a different title.
2.          Major Shareholders of ICL;
3.          A Family Member of any person mentioned in sections 1 and 2;
4.          An entity Controlled by any person mentioned in sections 1, 2 and 3.

Major Shareholder	A shareholder holding, directly or indirectly, alone or in concert with others, 5% or more of a company's issued share capital or voting power or entitled to appoint one or more directors.
Securities
Certificates issued in series by a company, a cooperative society or any other corporation conferring a right of membership or participation in them or claim against them, and certificates conferring a right to acquire securities, all of which whether registered or bearer securities, excluding certain securities issued by the Government or by the Bank of Israel.

Underlying Asset	The asset to which an obligation in a Security is linked.

In addition to the foregoing definitions, this Procedure uses certain definitions taken from Israeli laws and regulations. The following terms will have the meaning ascribed to them in the following laws:

•	Affiliate – mean as defined in Section 1 of the Securities Law.

•	Control, Subsidiary - mean as defined in Section 1, and Holding, for the purpose of this Procedure - directly or indirectly, alone or in concert with others. .

If reference is made in a definition of a term to a section of the law, the term will be as defined in such law from time to time.

4.	Restrictions on the Use of Inside Information - The Basic Rules

4.1.
General. Israeli and U.S. securities laws prohibit companies and individuals from executing Transactions in securities while possessing Inside Information. The main purpose of the prohibition is to prevent the exploitation of an unfair advantage in trading securities, arising from access to information on a company, which is not accessible to the public of investors.

4.2.	Use of Inside Information. Generally, a person would be deemed to have used Inside Information if he or she did one of the following:

a.
Transactions while in possession of Inside Information. Performed a Transaction in Security of a company, or in a Security of which the Security of such company is an Underlying Asset, while in possession of Inside Information or while the company is in possession of Insider Information.

Note: there is no requirement to prove that there is a connection between the possession of Inside Information and the Transaction in order for it to be considered use of Inside Information.

b.
Provision of Inside Information to another person. Delivered Inside Information or opinion on the Securities of a company, or on a Security of which the Security of such company is an Underlying Asset, while in possession of Inside Information, to any person, who he/she knows or has grounds to believe that will use the Inside Information or the opinion, or will pass it to another, for the purpose of a Transaction in Securities.

4.3.	The Key Prohibitions. The Israeli Securities Law sets forth the following main prohibitions:

a.
an Insider may not make use of Inside Information. Under the Israeli Securities Law, an Insider may be deemed to have made use of Inside Information even if such information was not in his or her possession but in the possession of the company.

b.	a person may not make use of Inside Information if it came into his or her possession, directly or indirectly, from an Insider.

4.4.
When would ICL or another ICL Group Entity be deemed to have access to Inside Information? -  As a rule, a corporation will be deemed to have access to Inside Information or to be in possession of Inside Information if a director or Employee of the corporation has access to information or has information in his possession, subject to the exceptions set forth in the Israeli Securities Law.

WHEN IN DOUBT - ABSTAIN AND CHECK
A breach of the insider trading laws could expose the Insider to imprisonment, criminal fines, administrative enforcement measures and civil penalties.
In case of doubt as to whether or not a certain Transaction is prohibited, abstain from executing the Transaction and check the restrictions with the legal department.

5.	What is “Inside Information”?

5.1.	The Israeli Securities Law defines “Inside Information” as -

"Information regarding a development or expected development in a company or regarding a change or expected change in its situation, or any other information regarding a company, which is not known to the public and which, if it became known to the public, might cause a significant change in the price of the company’s securities, or in the price of a different security for which the company’s Security is the Underlying Asset"

5.2.	Materiality.

a.
General. Although the Securities Law does not explicitly address the materiality of the information, it is customary, as an auxiliary tool, to examine the materiality of the information in question in order to assess its potential impact on the price of the company’s securities.

b.
Examining Materiality. As a general rule of thumb, an information regarding a certain event would be deemed material if it is considered a "Material Event" under ICL's Periodic and Immediate Reports Procedure (Chapter 3 of the Program), i.e., if its potential quantitative effect crosses a 5% threshold.  An event may be deemed insider information even if it does not meet such materiality threshold, based on qualitative considerations.

c.
U.S. law definitions. “Inside information” and “materiality” under U.S. law are concepts similar to Inside Information and “materiality,” under Israeli law. Information is “inside information” under the U.S. securities laws if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis. Information is “material” under the U.S. securities laws if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. The meanings of these terms have been further elaborated in the United States primarily through case law.

All queries as to whether information may be considered material inside information under the U.S. securities laws should be referred to ICL's General Counsel.

d.	"Red Flags" – below is a non-exhaustive list of events that may deemed Inside Information:

The intention to issue immediate reports and the withholding of the filing of an immediate report .

Information that was gathered on the results of operations, including annual or quarterly results, primarily during the period between formulation of the financial results as part of the process of preparing the consolidated financial statements of ICL and their formal publication.

Note: According to ICL’s policy, from the time that drafts of financial statements or financial data arrive at ICL headquarters by means of the SAP system or in another manner, of the subsidiaries or segments of ICL (such data is usually transferred up to seven business days from the end of the quarter), such information is considered to be Inside Information.

Without derogating from the provisions below regarding "trading windows", when considering a Transaction between the end of a financial quarter and the publication of ICL's financial results, the existence of Inside Information should be checked with ICL's legal department.

Intention to raise equity and/or debt of substantial amount.

Information on significant Transactions, such as a significant merger, purchase or sale of material assets/operations, or material joint ventures, and material events that occurred, are occurring or expected to occur in companies of ICL Group, whether their effect on the company’s results is positive or not.

Change of business plan or dividend distribution policy in ICL.

Known material effects arising from implementing accounting standards (that were not published in the past).

Valuation of material asset of ICL.

Significant regulatory developments.

Information in connection with changes in debt ratings.

Significant developments in connection with important customers.

Ongoing or possible material legal proceedings, to which a company of the ICL Group is a party.

Negotiations with regard to one of the above, including a development in negotiations, renewal of negotiations that were halted and/or closing business conditions.

Material changes (or expected material changes) in the market or business environment of the ICL Group.

Any other information which, due to its nature, could be deemed material information.

Note:  The above list of "red flags" is aimed to assist ICL and its Employees in identifying potential Inside Information. The fact that a certain type of information is on the List does not necessarily mean that said information will be deemed Inside Information, and vise versa. Each matter should be examined on a case-by-case basis.

5.3.
Withheld immediate reports are deemed as Inside Information.  If ICL is withholding an immediate report pursuant to Regulation 36(B) of the Israeli Securities Regulations (Reporting), the information to be reported in such immediate report is deemed to be Inside Information, as long as it is not public.

5.4.
When does information cease to be "Inside Information"? - The Securities Law defines a period of one trading day following the public filing of the information with the ISA and TASE. However, according to the ISA’s interpretive position and proposed amendment to the Securities Law, information will no longer be deemed as Inside Information following 30 minutes of its reporting to the public via MAGNA - ISA’s reporting system.

6.	"Transactions" in "Securities" – what is a "Transaction"? what are "Securities"?

6.1.	Types of Securities subject to this Procedure.

a.
General. Under the Israeli Securities Law, the restrictions on the use of Inside Information apply to Securities that have been offered to the public by a prospectus or that are traded on the stock exchange, (including shares, bonds, convertible Securities and commercial papers) and other securities which the Securities of the company are their Underlying Asset. For purposes of compliance with U.S. securities laws, the prohibition on trading securities while in the possession of material inside information includes orders for purchases and sales of stock and convertible securities.

b.
Exercise of Employee Options. Under US Securities Law, the exercise of employee stock options is not subject to this Procedure. However, it is subject to this Procedure under Israeli Securities Law. In addition, the shares acquired when the option is exercised are treated like any other shares.

c.
Securities Subject to this Procedure. This Procedure generally applies to Transactions in the following Securities, although there may be additional types of Securities subject to the Procedure if they fall within the above definition (which we refer to in this procedure as "Covered Securities"):

•	Securities of ICL.

•	Securities of Israel Corporation.

•	Securities of publicly held subsidiaries of ICL (to the extent there are any).

In addition, this procedure also applies to securities of other publicly held companies that ICL is deemed to be in possession of Inside Information concerning them (such as companies with which a material engagement is being negotiated), during such time that ICL is in possession of such Inside Information.

6.2.	Types of Transactions subject to this Procedure.

The term “Transaction” has a broad definition and includes, inter alia, the sale, purchase or barter of a Security, Security subscription or undertaking to execute any of the above, on a person’s own behalf or on the behalf of another, also via a proxy or trustee.

As a rule, execution of a Transaction via a portfolio manager or a trustee to the securities does not exempt such Transaction from the application of insider trading prohibitions.

Note: The size of the Transaction is not relevant when determining whether the prohibition on insider trading was violated. There are precedents where legal proceedings were initiated for Transactions in relatively small amounts.

7.	Permitted Trading Windows and prohibited periods for Transactions in ICL Securities

7.1.
The Rule - Trading during Trading Windows Only. Transactions in Securities of ICL may only be executed during the period commencing two  trading days following the publication of ICL’s financial statements, and only pending written confirmation as to the opening of the window, and ending the last day of a calendar quarter (a "Trading Window"), unless specifically instructed otherwise by ICL. The Trading Window for the first quarter will commence two trading days following the publication of the Q4 results and PR, unless otherwise specifically instructed by ICL.

The GPM will periodically inform all Insiders of ICL and all functions set forth in Schedule 1. via email of the opening and closing of trading windows.

The Director of Total Awards in the HR Department of ICL will be responsible to ensure upon adoption of a new equity incentives plan that there are relevant mechanics in place to prevent exercises during blackout periods.

7.2.	Exceptions to the Rule - Transactions outside the Trading Window:

a.
Safe Harbor Plans. The foregoing restrictions do not apply to Transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the U.S. Securities Exchange Act and with the ISA guidelines (as applicable) (“Safe Harbor Plan”).

Note: Safe Harbor Plans may not be entered into, amended or terminated without the prior approval of the General Counsel of ICL, which will be given only during a Trading Window period.

b.
Prior Approval. In unique circumstances, such as exceptional personal hardship or near expiration of options, ICL's CEO and General Counsel may approve executing a Transaction in ICL Securities not during a trading window, provided that: (1) this exemption will not apply to T15 members, (2) prior to granting such approval, the Employee will certify that they do not possess Inside Information. Such certification will be in writing and will be kept in the Global Corporate Secretariat.

An Employee will not execute any Transaction in the Securities prior to receiving the confirmation in writing.

If the Officer requesting the approval to trade during the Trading Window is the CEO or ICL General Counsel, the approval of the Chairman of the board (with respect to the CEO) or the CEO only (with respect to the General Counsel) would be required.

c.
Extension of period for exercising options. In unique circumstances, when a “Prior Approval”, as described in section b. above, is not applicable, ICL’s CEO and General Counsel may decide to extend the period for exercising the options by up to 60 business days starting from the day the trading window re-opens (for further details regarding the trading window period, see section 7.1 above).

7.3.	Closing of "Trading Window"; No Trading while in Possession of Inside Information even during a Trading Window.

a.
No Transaction in Securities of ICL is to be made if notification was given to the Employees by ICL regarding a prohibition on performing any Transactions in its Securities, from the time of such notification until the receipt of another notification stating otherwise. A notification regarding the closing of a "Trading Window" may be sent only to some employees and not all Insiders and is not required to detail the grounds for closing the "Trading Window".

b.	If an Insider or ICL are in possession of Inside Information during a Trading Window, the Insider is not allowed to trade ICL Securities, even if the Trading Window is "open".

Note: ICL may not always notify of the closing of a Trading Window when there is Inside Information in the Company. An Insider who believes he or she are in possession of Inside Information may not trade ICL Securities before clearing with the ICL General Counsel.

The fact that there ICL issued a notification of the closing of a Trading Window may, in itself, be deemed as Inside Information. An Employee is not allowed to disclose such matters.

c.
Even during Trading Windows, Directors and members of T15 should apply to ICL's Corporate Secretariat ahead of conducting a Transaction in Covered Securities, to verify that there is no Inside Information in ICL.

8.	Rules of Conduct

Set forth below are the basic rules of conduct in connection with the prohibition on use of Inside Information. Unless specifically noted otherwise below, all Employees must adhere to these rules:

8.1.	No Transactions in Covered Securities, except during Trading Windows. See section 7 above. This rule has certain limited exceptions, all of which require approval by at least the ICL General Counsel.

Even during Trading Windows, Directors and members of T15 are advised apply to ICL's Corporate Secretariat ahead of conducting a Transaction in Covered Securities, to verify that there is no Inside Information in ICL.

8.2.
No Transactions in Covered Securities while in possession of Inside Information (even during Trading Windows). An Employee who is in possession of Inside Information concerning the ICL Group, or who knows that ICL is in possession of such Inside Information, may not execute a Transaction in Covered Securities nor disclose any Inside Information or opine on Covered Securities to any person. Any exception to this rule requires prior approval by the ICL General Counsel.

If an Insider has any doubt as to whether or not he or she is in possession of Inside Information, he/she must abstain from making any Transaction and consult with the ICL General Counsel or Global Compliance Officer.

8.3.	Transactions in Covered Securities by ICL or an ICL Group Company.

a.
Before executing a Transaction in a Covered Security on behalf of ICL or a member of the ICL Group, ICL's General Counsel or Global Compliance Officer and ICL's CFO will conduct a process for examining whether ICL is in possession of Inside Information. The process will include verifying with the relevant Employees whether or not any Inside Information exists in the company.

b.	The process will be documented and the records of the examination and answers received will be kept at the Global Corporate Secretariat.

c.
In case of Transactions for buying/selling Securities over time, the examination should be made each day, and all relevant persons would be required to update of any changes or developments since the last time they confirmed no Inside Information exists.

d.	In the absence of a confirmation that no Inside Information exists, a Transaction in Covered Securities will not be executed.

8.4.
"Opposing Transactions" by Key Insiders should be avoided. The Israeli Securities Law sets forth a presumption that if a Key Insider purchased Securities of a company, or other Securities of which Securities such Company an Underlying Asset, within three months from the date on which he sold such Securities, or vice-versa, this will constitute prima facie evidence that the Key Insider made use of Inside Information, unless the Key Insider proves that he or she was not in possession of Inside Information at the time of the Transaction or that in the relevant circumstances it is reasonable that the Key Insider was not in possession of Inside Information at that time. Key Insiders are therefore required to avoid executing opposing Transactions in Covered Securities within a three-month period.

8.5.	Types of Transactions in Covered Securities that are NOT allowed:

a.
Pledging of securities; margin accounts. ICL prohibits Employees from pledging Covered Securities in any circumstance, including by purchasing Covered Securities on margin or holding Covered Securities in a margin account. The reason for this prohibition is that pledged Securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, Securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call, and such a sale may occur at a time when an Employee has Inside Information or is otherwise not permitted to trade in the company’s Securities.

b.
Hedging Transactions. Employees are prohibited from engaging in any hedging Transactions (including Transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the equity securities of the Company. Trading in options or other derivatives is generally highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his employer’s stock, it will arouse suspicion in the eyes of the SEC or the ISA that the person was trading on the basis of Inside Information, particularly where the trading occurs before a company announcement or major event. It is difficult for an Employee to prove that he did not know about the announcement or event. For all these reasons, the Company prohibits its Employees from trading in options or other securities involving the Company’s shares

c.
Avoid speculation. Investing in the ICL’s ordinary shares and taking part in ICL’s future growth do not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the Employee in conflict with the best interests of ICL and its shareholders. Although this Procedure does not mean that Employees may never sell shares, ICL encourages Employees to avoid frequent trading of its shares, as speculation is ICL’s shares is not part of ICL’s culture.

8.6.
No trading in Covered Shares through investment portfolio managers. If Employees manage their investments through investment portfolio managers who are authorized to execute Transactions at their discretion, the portfolio managers must be instructed not to trade in Covered Securities.

8.7.
No trading in Securities of other companies if in possession of material non-public information. Employees who learn material information about suppliers, customers or competitors through their work at ICL should keep it confidential and not purchase or sell Securities of such companies until said information becomes public.

8.8.
Inform Relatives of Restrictions. Under the Israeli Securities Law, an individual and Relatives who share residence with such individual are viewed as one person. Insiders are required to inform their adult Relatives who reside with them of the substance of this Procedure and act, to the extent possible, to ensure compliance with the Procedure.

8.9.	Limitations on disclosing information concerning the ICL Group.

a.
Cautious Disclosure of Information.  An Employee of the ICL Group should refrain from discussing or providing Inside Information concerning the ICL Group to persons outside the Group, except, and as required, in the framework of carrying out his ordinary duties. If the information is given to persons outside the Group, provided that such persons signed a confidentiality agreement in accordance with ICL’s Procedures.

This prohibition also applies to questions asked by the media, analysts, investors as well as providing such information to Family Members and acquaintances. Such information may only be provided pursuant to Procedure No. 3 - "Periodic and Immediate Reports; Disclosure of Material Non-public Information”.

Employees are required to take extra precautions in their conversations (including with Family Members) in order not to expose or disclose information that might be Inside Information.

b.
Obligation of external consultants to maintain confidentiality. If third party service providers to ICL are expected to be exposed to Inside Information, they will be required to sign a confidentiality undertaking substantially in the form attached as Appendix A or such other form as shall be approved by ICL's Global Compliance Officer or General Counsel. Signing a confidentiality undertaking is not mandatory where the service provider is subject to legal or ethical confidentiality obligations (e.g. - legal advisors or auditors).

8.10.
Special cases. If it is suspected that, notwithstanding the provisions of this Procedure a Transaction in Covered Securities was executed contrary to the provisions of this Procedure or in possession of Inside Information, it must be reported immediately to the ICL General Counsel and to the Global Compliance Officer. ICL's General Counsel or the Global Compliance Officer will conduct an urgent examination of the matter in question and will decide if, indeed, there is any substance to said suspicion, and will determine the manner of the continued handling of the issue.

8.11.	In any case of doubt the General Counsel of the Company must be consulted and, if necessary, the Compliance Officer as well.

9.	Schedules and Appendices

Appendix A	Form of Undertaking Not to Use Inside Information
Schedule 1	List of persons to receive notices of opening and closing of Trading Windows

PROCEDURE FOR TRANSACTING IN SECURITIES OF ICL AND FOR PREVENTION OF FRAUD AND MANIPULATION IN CONNECTION WITH SECURITIES

HIGHLIGHTS
•	Purposes of the Procedure:

◾	To identify and prohibit certain types of practices and transactions that may be considered under certain circumstances as fraudulent or manipulative according to Israeli and/or U.S. securities laws.

◾	To provide guidelines for other types of transactions in ICL securities, specifically repurchases of shares and resales of securities.

•	The main prohibitions:

◾
General. It is prohibited for Employees of ICL to induce or attempt to induce a person to purchase or sell securities of ICL or of any other entity, with statements, promises or projections, in writing, verbally or otherwise, when the Employee knows or ought to know that the statements, promises or forecasts are false, misleading or materially incomplete.

◾	Suspicious Transactions. It is prohibited to execute fraudulent transactions affecting the market price of securities. The following types or suspicious transactions are specifically forbidden:

-	"Single Trader Transactions" - simultaneous sales and purchases of the same security by the same person or persons on his/her behalf.

-	"Coordinated Transactions" - sale and purchase of the same security by two persons acting in coordination, affecting the price of the security.

-	"Stabilization" - purchasing or selling securities during a distribution period of the securities (such as a public offering).

◾
Publication of Information about the ICL Group. Must be made only in compliance with the Procedure governing periodic and immediate reports and disclosure of Material Non-Public Information (see Chapter No. 3 of the Program).

•
Other limitations on transactions in securities of ICL. The Procedure addresses additional types of transactions in ICL securities, including repurchases of shares by ICL or its subsidiary (which may only be done with the prior approval of ICL's General Counsel) and resales.

1.	Scope and Purpose

1.1.
Actions or Transactions that constitute fraud or manipulation in connection with securities are prohibited under the Israeli Securities Law and may constitute criminal offences or administrative violations that do not require proof of criminal intent. In addition, the failure to disclose material facts or the use of false or misleading statements or any other manipulative or deceptive practices in connection with the purchase or sale of any security is unlawful under the U.S. Exchange Act.

1.2.	The purposes of this Procedure are -

•	to identify and prohibit certain types of practices and transactions that may be considered under certain circumstances as fraudulent or manipulative and Israeli and/or U.S. securities laws.

•	To provide guidelines for other types of transactions in ICL securities, specifically repurchases of shares and resales of securities.

1.3.
This Procedure applies to transactions in ICL securities by directors, Officers or employees of the ICL Group, referred to in this procedure as "Employees" and also to transactions in securities of ICL or of other entities by ICL.

2.	Responsibilities

2.1.	ICL's General Counsel and Global Compliance Officer are responsible for implementing this Procedure at ICL.

2.2.	The relevant Regional General Counsel is responsible for implementing this Procedure in each region.

2.3.	The CEO of ICL is authorized to change the identity or duties of the entities responsible for this Procedure.

In any case of doubt as to the proper treatment of a contemplated or existing transaction in securities, the General Counsel of ICL should be contacted immediately for instructions.

3.	Guidelines and rules of conduct pertaining to fraud and manipulation

3.1.	Using fraudulent, misleading, or nondisclosed information

a.
An Employee of ICL shall not motivate or attempt to induce a person to purchase or sell securities of ICL or of any other entity, with statements, promises or projections, in writing, verbally or otherwise, when the Employee knows or ought to know that the statements, promises or forecasts are false, misleading or materially incomplete.

b.
An Employee of ICL shall not make any statement, promise or projection to a person, whether in writing, verbally or otherwise, which the Employee knows or ought to know that is false, misleading or materially incomplete, when the Employee knows or should know that his actions would motivate such person to purchase or sell securities of ICL or of any other entity.

c.	Nondisclosure of information that is required to be disclosed by law, or the existence of a misleading fact in a report of ICL may also be considered a Securities fraud.

3.2.	Affecting the price of Securities - Prohibited Types of Transactions.

a.
General prohibition on fraudulent transactions affecting market price. Employees of ICL are prohibited from fraudulently affecting the rate fluctuations of Securities (of ICL or any other corporation).

b.
Single Trader Transactions. Employees of ICL are prohibited from performing a "Single Trader Transaction" in Securities, namely - The sale and purchase, at the same time, of the same security, by the same person or someone on his behalf, which affects the price of the security on the stock exchange.

c.
Coordinated Transactions. Employees of ICL are prohibited from performing "Coordinated Transactions" in securities, namely - the sale and purchase of the same Security by two or more persons, executed by prior coordination among the parties, which affected the rate of the security on the TASE (except for a "Matching Transaction" in securities on TASE, marked as such in accordance with the bylaws of the TASE).

d.	"Stabilization"; Regulation M.

•
It is prohibited for Employees of ICL to conduct "Stabilization" transactions, namely - the purchase or sale of Securities, by an interested party, prior to or after the public filing of a prospectus (or other offering document such as a shelf offering report) that affected the rate of the Security in favor of the issue, all while concealing material information pertaining to the Stabilization actions and the time of their implementation.

•
In order to prevent market manipulation, the SEC adopted Regulation M under the Exchange Act. Regulation M generally restricts the Company or any of its affiliates from buying Company shares, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. ICL's General Counsel should be consulted if any purchases of ICL securities are to be made during any period that the Company is conducting an offering or buying shares from the public.

Without derogating from the generality of the foregoing or from any other Procedure prohibiting transactions in ICL securities, in order to avoid the risk of potential illegal Stabilization, all Employees of ICL are prohibited from selling or purchasing securities of ICL from the time a prospectus or draft prospectus, shelf offering report or other offering document is published by ICL and until the lapse of 30 days from the completion of the offering of securities, unless specific prior approval was obtained from ICL's General Counsel

3.3.	Publication of information about the ICL Group

Publication of information about the ICL Group (including forecasts and information speculating about the future) may also, under certain circumstances, be deemed "inducement by way of fraud". Therefore, it is prohibited to publish information about the ICL Group except in compliance with the Procedure governing periodic and immediate reports and disclosure of Material Non-Public Information (the Procedure in Chapter No. 3 of the Program).

In a nutshell, the following actions are strictly prohibited (please refer to Procedure in Chapter No. 3 of the Program):

a.
Any message from ICL, regarding ICL, to entities outside the Company, such as the media, analysts, investors or other people in the financial community, will only be delivered through the representatives authorized for that purpose.

b.	Confidential information that has not yet been disclosed (including the fact that such information exists) may not be disclosed other than by those authorized for such disclosure.

c.	No opinion may be made or stated with respect to the prices of ICL's securities or on the advisability of investing in such securities.

d.	Caution must be exercised to avoid being drawn into addressing sensitive subjects as specified above when responding questions from analysts / journalists.

4.	Other limitations on transactions in securities of ICL

4.1.	Repurchases of Shares by ICL or a Subsidiary of ICL

a.	Repurchases of shares by ICL or by a subsidiary of ICL are subject to limitations set forth in the Israeli Companies Law, the Israeli Securities Law and U.S. Securities laws.

Any repurchase of shares, either in a one-time transaction or pursuant to a repurchase program, either through orders placed on the stock exchange or in off-market transactions requires the prior approval of ICL's General Counsel.

b.
When examining whether to approve a transaction in securities of ICL, ICL's General Counsel will, among other matters, examine the compliance of the proposed transaction with the following restrictions and prohibitions:

•	The rules of distribution set forth in the Israeli Companies Law.

•	The Israeli Companies Law's requirement for a tender offer for acquisitions leading to the crossing of certain thresholds by shareholders of a company.

•	The requirement in ICL's Articles of Association for approval of the Government of Israel for acquisitions leading to the crossing of certain thresholds.

•	Israeli Antitrust merger rules.

•	U.S. tender offer rules and disclosure requirements relating to repurchases.

•	Israeli and U.S. laws prohibiting the use of inside information.

4.2.	Resales by ICL or a Subsidiary of ICL

The U.S. Securities Act requires the Company to register any offer or sale of its securities with the SEC unless an exemption from registration is available. Any proposed sale of ICL's securities by ICL must be reviewed in advance by the ICL’s General Counsel.

4.3.	Restrictions on the Use of Inside Information

Transactions in securities of ICL must be executed in compliance with the Procedure for restrictions on the use of inside information (Chapter No. 4 of the Program).